EXHIBIT 14
NB CAPITAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

Appendix

Purpose of Code	2
Compliance with Laws, Rules and Regulations	2
Conflicts of Interest	3
Insider Trading	3
Confidentiality	4
Discrimination, Harassment and Retaliation	4
Protection and Proper Use of Company Assets	4
Protecting Computerized Data and Using Electronic Networks	5
Respect for the Organization and Fair Dealing	5
Disclosure and Record-Keeping	5
Record Retention	6
Improper Influence of Auditors	6
Relations with the Media and Public Inquiries	6
Inquiries and Reporting	7
Discipline	8
Waivers or Amendment of the Code	8
Compliance with Code	8
Other Policies and Procedures	8
Schedule – Code of Business Conduct and Ethics – Statement of Compliance	10

NB CAPITAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

1.	Purpose of Code

It has always been the policy of NB Capital Corporation (“NB Capital”) and its parent company, National Bank of Canada (the “Bank”), and the affiliates of the Bank, that all its activities be conducted in accordance with the highest ethical standards and in compliance with all applicable governmental laws, rules and regulations. NB Capital believes that it is imperative that its directors, officers and employees act at all times in an honest and ethical manner in connection with their service to NB Capital and act at all times in the best interests of NB Capital in order to assure its future success.

The following information constitutes NB Capital’s Code of Business Conduct and Ethics (the “Code”), which applies to all NB Capital directors, officers and employees and is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002, the regulations promulgated thereunder, and the requirements for a code of business conduct and ethics under the listing standards of the New York Stock Exchange. For purposes of this Code, “employee” and “employees” mean all of NB Capital’s agents, service providers and all other persons working on NB Capital files pursuant to various service agreements.

This Code prescribes the minimum legal and ethical standards required of all directors, officers and employees and is in addition to any other policies adopted by the Board of Directors or the Audit Committee of the Board from time to time. This Code cannot address every possible situation that may arise in conducting NB Capital’s business. In situations which are not expressly addressed in this Code, each director, officer and employee is expected to exercise his or her judgment to act in a manner consistent with the intent of the policies set forth herein.

2.	Compliance with Laws, Rules and Regulations

NB Capital is committed to conducting its business in strict compliance with the laws, rules and regulations that apply to it, including the rules of any exchange or market upon which NB Capital’s securities are listed or traded (the “Law”). No director, officer or employee of NB Capital may undertake any activities in the name of NB Capital, whether administrative, financial, operating or in any other capacity, that would violate, directly or indirectly, any Law. Nor may any director, officer or employee assist any third party in violating any law, rule or regulation applicable to that third party, whether or not such assistance constitutes a violation.

This Code does not summarize the Law that is applicable to NB Capital and its directors, officers and employees. Any questions on the Law may be directed to NB Capital’s Assistant Secretary.

3.	Conflicts of interest

Each director, officer and employee must avoid any situation or transaction in which a conflict of interest exists or may develop. A “conflict of interest” exists any time the individual interest of a director, officer or employee interferes, or appears to interfere, with the interest of NB Capital. A conflict of interest can also exist when a director, officer or employee takes an action or has an interest that makes it difficult to perform his or her duties on behalf of or to NB Capital objectively, effectively and fairly. A conflict of interest may also arise if a director, officer or employee, or a member of his or her immediate family, receives improper benefits as a result of the director, officer or employee’s position with NB Capital.

NB Capital’s directors, officers and employees must plan personal relationships and business affairs so as to avoid situations that might lead to actual or perceived conflicts between the self-interest of such individuals and their obligations and duties to NB Capital and their shareholders. No director, officer or employee may work simultaneously for a direct or indirect competitor of NB Capital (other than the Bank or any of its affiliates). NB Capital will not make loans to, or guaranty the obligations of, any director, officer or employee, or the immediate family member of any director, officer or employee. Any questions about whether a conflict of interest exists or may develop may be addressed to the Assistant Secretary or the Chairman of the Audit Committee, at the contact information mentioned below.

A director or executive officer must report any actual or potential conflict of interest between the director or executive officer to the Chairman of the Audit Committee, at the contact information mentioned below. Any other officer or employee of NB Capital must report any actual or potential conflict of interest involving the employee to the Assistant Secretary, at the contact information mentioned below. A waiver from the prohibition on conflicts of interest contained in this Code may be requested (and, if applicable, reported publicly) pursuant to Section 16 of this Code.

4.	Insider Trading

Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any purpose other than NB Capital’s corporate purposes, and in strict conformance with all applicable Law. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Questions regarding this matter should be addressed to NB Capital’s Assistant Secretary.

5.	Confidentiality

During and subsequent to the term of directorship, office or employment, no director, officer or employee may disclose, release, describe, communicate or use for any purpose other than NB Capital’s corporate purposes any confidential information entrusted to him or her by NB Capital, except when disclosure is authorized or legally mandated. “Confidential information” includes all non-public information (including electronic information) about NB Capital or any other person, including any of NB Capital’s business partners or employees, as well as the Bank and its subsidiaries, that, if disclosed, might be of use to competitors of, or harmful to, NB Capital, its business partners or employees or the Bank or its subsidiaries. Even within NB Capital, confidential information may only be disclosed to those who have a business-related “need to know”. Directors, officers and employees also may not disclose confidential information that they obtained at a previous company or employer, including, but not limited to, trade secrets.

6.	Discrimination, Harassment and Retaliation

NB Capital is firmly committed to providing equal opportunity in all aspects of its business and will not tolerate discrimination, harassment or retaliation. NB Capital’s policy against discrimination applies to any legally protected status, including race, color, gender, religion, national origin, disability and age.

NB Capital will not, and no director, officer or employee may, retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination.

NB Capital will not, and no director, officer or employee may, discriminate or retaliate against any person who provides information to a regulatory or law enforcement agency, a government official or a supervisor concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud against shareholders.

NB Capital will not, and no director, officer or employee may, discriminate or retaliate against any person who provides information concerning a violation of any of NB Capital’s policies or procedures, including this Code.

7.	Protection and Proper Use of Company Assets

All directors, officers and employees must protect NB Capital's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on NB Capital's profitability. All suspected incidents of fraud, theft or significant waste must be immediately reported to NB Capital’s President, Chief Financial Officer or the Chairman of the Audit Committee, at the contact information mentioned below. Directors, officers and employees may not use property or disclose or use confidential information belonging to NB Capital, or use business opportunities discovered in the performance of their duties or through the use of NB Capital’s property or confidential information, for personal gain or for the benefit of any third party.

The obligation of directors, officers and employees to protect NB Capital’s assets includes the obligation to protect NB Capital’s proprietary information. “Proprietary information” includes, but is not limited to, intellectual property such as trade secrets, trademarks and copyrights, as well as business strategies, investment and acquisition strategies, market research, business information and analysis, ideas, contacts, projections, financial models, plans, proposals, designs, databases, records and any other unpublished financial data and reports and all internally developed information. Directors, officers and employees may not use or distribute proprietary information except for NB Capital’s corporate purposes.

8.	Protecting Computerized Data and Using Electronic Networks

Computerized data are important NB Capital assets. Should any director, officer or employee become aware of a breach of computer security measures or an attempt to gain unauthorized access to NB Capital’s computer systems, such director, officer or employee must promptly inform NB Capital’s President or Chief Financial Officer.

9.	Respect for the Organization and Fair Dealing

All directors, officers and employees must at all times refrain from declaring any event or making any statement that may discredit the quality of the services or products of NB Capital or tarnish its image or reputation with the general public. Directors, officers and employees may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. These obligations continue to apply after the term of directorship or termination of employment. Directors, officers and employees may not participate, directly or indirectly, in activities which may compromise NB Capital’s interest, image or reputation. If any director, officer or employee is or becomes aware of any wrongful acts or any circumstances, events, deeds or actions that could be detrimental to NB Capital’s interests or its reputation for integrity, such director, officer or employee must promptly inform NB Capital’s President, Chief Financial Officer or the Chairman of the Audit Committee.

10.	Disclosure and Record-Keeping

NB Capital is a public company and is required to report its financial results and other information about its businesses to the public and the U.S. Securities and Exchange Commission. NB Capital’s senior financial officers and other officers and employees working in financial management and reporting have a responsibility to ensure that all of NB Capital’s financial disclosures are full, fair, accurate, timely and understandable. Such directors, officers and employees must understand and comply with generally accepted accounting principles as adopted by NB Capital and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

All of NB Capital’s accounting books, records, reports and financial statements, as well as supporting papers, must accurately reflect and describe corporate transactions and must conform both to applicable legal requirements and to NB Capital’s system of internal controls. The recordation of such data may not be falsified or altered in any way to conceal or distort assets, liabilities, revenues or expenses. No funds or assets may be maintained by NB Capital for any illegal or improper purpose and the creation and maintenance of undisclosed or unrecorded funds or assets is strictly prohibited. Any director, officer or employee having information or knowledge of any error, omission, inaccuracy or falsification in NB Capital’s books, records, financial statements or other documents, or of any conduct not in conformity with the established internal accounting controls of NB Capital, must report the matter to NB Capital’s Compliance Officer, at the contact information mentioned below.

11.	Record Retention

NB Capital ensures that all service providers have in place proper record retention policies. Records must always be retained or destroyed according to those policies. If a director, officer or employee is aware of an imminent or ongoing investigation, audit or examination initiated by NB Capital, by NB Capital's auditors or by any governmental agency, that director, officer or employee must retain all documents (including computer records) in his or her custody or control relating to the matter under investigation. If a director, officer or employee is not sure whether a document can be destroyed, or has any questions about NB Capital’s policies regarding the retention of records, the director, officer or employee should contact NB Capital’s President or Chief Financial Officer.

12.	Improper Influence of Auditors

No director, officer or employee of NB Capital may take any action to fraudulently influence, coerce, manipulate or mislead the auditor of NB Capital’s financial statements for the purpose of rendering those financial statements materially misleading. Any director, officer or employee having information or knowledge of such behaviour must promptly report the matter to NB Capital’s Compliance Officer.

13.	Relations with the Media and Public Inquiries

All communications with the news media, regulatory agencies and other entities by NB Capital and its employees are potentially important and reflect upon NB Capital's image. In addition, NB Capital is subject to various legal requirements with respect to the public dissemination of material or significant events related to its business. It is crucial that communications from NB Capital be handled in a consistent manner, and that all regulatory and legal obligations with respect to disclosure of information be fulfilled. It is also crucial to handle rumours about NB Capital in compliance with the Law. Therefore, all communications with news media and regulatory agencies and any inquiries from other persons must be directed to the spokespersons provided in the NB Capital Corporation Information Disclosure Policy. Any rumours (whether or not true) that a director, officer or employee encounters about NB Capital must also be reported promptly to such spokespersons.

14.	Inquiries and Reporting

Any director, officer or employee who becomes aware of a violation of this Code must promptly report the violation to any one of the persons listed below. If requested, the name of any person reporting a violation of this Code will be kept confidential.

Any question about the interpretation or application of this Code or any complaint or concern on any other matter relating to this Code should be addressed either to the President, the Chief Financial Officer, the Assistant Secretary or to the Chairman of the Audit Committee.

The President, the Chief Financial Officer, the Assistant Secretary, the Chief Compliance Officer and the Chairman of the Audit Committee may be contacted at:

Donna Goral	Jean Dagenais
Chairman of the Board and President	Chief Financial Officer
65 East 55th Street	600 De La Gauchetière Street West
31st Floor	7th Floor
New York, New York	Montreal, Quebec
U.S.A., 10022	Canada, H3B 4L2
Tel: (212) 632-8801	Tel: (514) 394-6233

Vanessa Fontana	Chairman of the Audit Committee
Assistant Secretary	c/o: James J. Hanks, Jr.
600 De La Gauchetière West	Venable LLP
27th Floor	Two Hopkins Plaza, Suite 1800
Montreal, Quebec	Baltimore, Maryland
Canada, H3B 4L2	U.S.A., 21201
Tel: (514) 394-8338	Tel: (410) 244-7500

Delina Dhamo
Chief Compliance Officer
65 East 55th Street
31st Floor
New York, New York
U.S.A., 10022
Tel: (212) 632-8504

NB Capital will not retaliate against any person who provides information concerning a violation of any of NB Capital’s policies or procedures, including this Code.

15.	Discipline

Failure to comply with this Code can have substantial consequences. A failure to comply with this Code may render a director, officer or employee personally liable for the legal or ethical violation (which may result in fines or even jail time). NB Capital may subject any director, officer or employee who has failed to comply with this Code to disciplinary measures that will depend on the circumstances of the violation, including termination of employment.

16.	Waivers or Amendment of the Code

Any waiver of this Code (including waivers of any actual or potential conflict of interest) for the directors or executive officers of NB Capital may be made only by the Audit Committee, in its discretion. Waivers of this Code for other officers or employees may be made by the President, the Chief Financial Officer or the Audit Committee, in their discretion. Any director, officer or employee seeking a waiver must make full disclosure in advance of the transaction in question.

Any waiver or amendment to this Code will be promptly disclosed as required by Law.

17.	Compliance with Code

Each director, officer and employee of NB Capital will be provided with a copy of this Code upon election or at the commencement of employment. This Code may be revised or supplemented from time to time. Each director, officer and employee will receive copies of updates to this Code and must maintain a working knowledge and understanding of this Code. Upon election or at commencement of employment and each year thereafter, each director, officer and employee must sign an acknowledgement in the form attached hereto, stating that he or she has read, understands and agrees to comply with the most recent version of this Code, which will be retained by the Assistant Secretary of NB Capital. A copy of this Code, as periodically updated, will also be available to directors, officers and employees, as an exhibit to NB Capital’s annual report on  Form 10-K.

18.	Other Policies and Procedures

NB Capital maintains other policies and procedures that relate to the matters addressed by this Code. These policies and procedures include NB Capital’s:

•	Procedures for the Submission of Complaints or Concerns Regarding Accounting, Auditing Matters or Violations of the Law; and

•	Information Disclosure Policy.

A copy of each of these policies and procedures, and a list of all of NB Capital’s policies and procedures, may be obtained from the Assistant Secretary. Each director, officer and employee will receive copies of these and other policies and procedures and must maintain a working knowledge and understanding of them. NB Capital’s policies and procedures contain procedures, duties and obligations that are in addition to those contained in this Code, and each director, officer and employee must comply with the requirements of this Code as well as the requirements of NB Capital’s other policies and procedures. None of these other policies and procedures are intended to form a part of this Code.

Any complaints or concerns under NB Capital’s Procedures for the Submission of Complaints or Concerns Regarding Accounting, Auditing Matters or Violations of the Law must be submitted directly to Ms. Delina Dhamo, designated as the Chief Compliance Officer of NB Capital, through one of the following confidential means of communications:

(a)	Call: (212) 632-8504; or

(b)	Write: 65 East 55th Street, 31st Floor, New York, New York, U.S.A., 10022.

Complaints or concerns of this nature should be reported as set forth in the foregoing Procedures.

Reviewed and Approved by the Board of Directors on: October 31, 2003
Reviewed and Approved by the Board of Directors on: November 1, 2005
Reviewed and Approved by the Board of Directors on: May 4, 2007
Reviewed and Approved by the Board of Directors on: April 28, 2008

NB CAPITAL CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS – STATEMENT OF COMPLIANCE

I, the undersigned, hereby acknowledge that I have read NB Capital Corporation’s Code of Business Conduct and Ethics (the “Code”) and have become familiar with its content.

I hereby agree to comply with the Code, as the same may be modified or supplemented from time to time.

To the best of my knowledge, I am not involved in any situation or position that conflicts with or violates, or might appear to conflict with or violate, the Code.

I also agree to notify the Chairman of the Board and President, the Chief Financial Officer or the Audit Committee of the Board of Directors of NB Capital Corporation, or such other appropriate person identified in the Code, immediately of any event or situation that might adversely affect my compliance with the Code.

Date: ___________________

__________________________________
SIGNATURE

__________________________________
NAME (PLEASE PRINT)

Note: All Directors, Officers and Employees must complete this Statement of Compliance and forward the completed version to the Corporate Secretary’s Office on 600 De La Gauchetière West, 27th Floor, Montreal, Quebec, Canada, H3B 4L2, to the attention of: Vanessa Fontana, for inclusion in NB Capital Corporation’s official records.